Exhibit 10.3

PROMISSORY NOTE (DEMAND)

$2,000,000.00	July 22, 2013

1. Principal Amount. For Value Received, Graymark Healthcare, Inc., an Oklahoma corporation, (“Maker”), promises to pay to the order of Foundation Healthcare Affiliates, LLC (“Payee”), the principal amount of two million dollars ($2,000,000.00), payable at the times specified in paragraph 3 hereof.

2. Interest. Maker also promises to pay interest on the unpaid principal amount hereof from the date hereof until such unpaid principal amount is paid in full, at the per annum rate of seven percent, (7%), payable at the times specified in paragraph 3 hereof.

3. Payments. The principal balance shall be paid by Maker to Payee, on demand. Interest on the unpaid balance at the rate set forth above shall be paid monthly, commencing 30 days from the date hereof and continuing on the same day of each month thereafter until paid in full. All payments shall be payable in U. S. dollars and directed to Payee’s offices at 14000 N. Portland Ave., Suite 203, Oklahoma City, OK 73134, unless Maker is otherwise notified in writing by Payee.

4. Application of Payments. All payments made by Maker to Payee pursuant to this Note shall be applied first to accrued and unpaid interest and the balance, if any, to unpaid principal.

5. Post-Maturity Interest; Computation of Interest. Any amount of principal and/or interest hereof which is not paid when due, whether at stated maturity or by acceleration, shall bear interest from the date when due until said principal and/or interest amount is paid in full, at an interest rate of one and one-half per cent (1.5%) per month; provided however, that in no event shall the interest contracted for, charged, received, paid, or agreed to be paid to the holder hereof, exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the holder hereof in excess of the maximum lawful amount, the interest payable to the holder hereof shall be reduced to the maximum amount permitted under applicable law, and if from any circumstance the holder hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Maker. Interest shall be computed on the basis of a year of 360 days.

6. Default. At the option of Payee and upon demand, it shall be considered an event of default (“Event of Default”) if any of the following occurs and such Event of Default remains uncured ten (10) days following a notice of default given by Payee to Maker:

(i)	Maker shall fail to pay any sum due hereunder within ten (10) days of the date such sum is due and payable (whether at maturity, by acceleration or otherwise);

(ii)	Maker voluntarily liquidates;

(iii)	Maker pursuant to or within the meaning of Title 11, U.S. Code or any similar federal or state law for the relief of debtors: (a) commences a voluntary case or proceeding; (b) consents to the entry of an order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of a custodian of it or for all or substantially all of its property; (d) makes a general assignment for the benefit of its creditors; or (e) generally is unable to pay its debts as they become due.

(iv)	A court of competent jurisdiction enters an order or decree (that remains unstayed and in effect for 30 days under any bankruptcy law that: (a) is for relief against Maker in an involuntary case or proceeding; (b) appoints a custodian of Maker or for all or substantially all of its property; or (c) orders the liquidation of Maker.

7. Remedies. After the occurrence of an Event of Default, this Note shall, at the option of Payee, become due and payable forthwith, without demand upon or further notice to the undersigned, and upon occurrence of any Event of Default or nonpayment of any amounts due hereunder, Payee shall have all of the rights and remedies provided under applicable law and in equity. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

8. Waiver. Maker hereby: (i) waives presentment, demand, protest and notice of dishonor; and (ii) agrees that its liability hereunder shall not be affected by any neglect or omission of Payee to exercise any remedies of set-off. Any failure by Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other rights at any other time.

9. Transfer of Note. Payee may transfer this Note and assign its rights to any transferee and such transferee shall become vested with all the powers and rights herein and therein given to Payee. Thereafter, Payee shall be forever relieved and fully discharged from any liability or responsibility in connection with this Note.

10. Choice of Law; Venue. THIS NOTE, ITS SCHEDULES, RIDERS, ANCILLARY DOCUMENTS AND AMENDMENTS THERETO SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF OKLAHOMA. IN ORDER TO INDUCE MAKER TO EXECUTE THIS NOTE, MAKER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY OR INDIRECTLY FROM THIS NOTE SHALL BE LITIGATED ONLY IN COURTS (STATE OR FEDERAL) HAVING SITUS IN THE STATE OF OKLAHOMA AND THE COUNTY OF OKLAHOMA UNLESS PAYEE, IN ITS SOLE DISCRETION, WAIVES THIS PROVISION. MAKER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY PAYEE IN ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF OKLAHOMA. MAKER WAIVES ANY CLAIM THAT ANY ACTION INSTITUTED BY PAYEE HEREUNDER IS IN AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. TO THE EXTENT PERMITTED BY LAW, MAKER HEREBY WAIVES TRIAL BY JURY AND ANY RIGHT OF SETOFF OR COUNTERCLAIM IN ANY ACTION BETWEEN PAYEE AND MAKER.

11. Expenses of Enforcement. Maker promises to pay all costs and expenses, including reasonable attorneys’ fees incurred in the collection and enforcement of this Note.

12. Counterparts; Facsimile Execution. The Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note. Delivery of an executed counterpart of this Note by facsimile shall be equally as effective as delivery of a manually executed counterpart. If Maker delivers an executed counterpart of this Note by facsimile, Maker shall also deliver a manually executed counterpart of the Note, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Note.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date and year first above written.

Maker: GRAYMARK HEALTHCARE, INC.

By:	/s/ Stanton Nelson
(signature of duly authorized representative)
Print Name: Stanton Nelson
Title: Chief Executive Officer